EXHIBIT 21.1

                        SUBSIDIARIES OF KWIKWEB.COM, INC.



Internet Properties Development Corp., a Nevada corporation

Wireless Properties Development Corp., a Nevada corporation

Faciliforce, Inc., a California corporation

Basic Fusion, Inc., a California corporation